Exhibit T3A4

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CGG HOLDING (U.S.) INC.

CGG Holding (U.S.) Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows pursuant to §§ 242, 245 and 303 of the DGCL:

1. The original Certificate of Incorporation (as amended, the “Certificate of Incorporation”) of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on September 5, 2006 under the name of Volnay Acquisition Co. II.

2. This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the Corporation and has been duly adopted pursuant to §§ 242 and 245 of the DGCL and in accordance with a plan of reorganization (as amended, supplemented or modified, the “Plan”) of the Corporation, confirmed by order dated October 16, 2017 of the United States Bankruptcy Court for the Southern District of New York in In re CGG Holding (U.S.) Inc., et al., under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”).

3. This Amended and Restated Certificate of Incorporation shall become effective upon its filing in accordance with the provisions of § 103 of the DGCL.

4. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is CGG Holding (U.S.) Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL as set forth in Title 8 of the DGCL.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 100 shares, each having a par value of $0.01, designated as Common Stock.

The Corporation shall not issue any non-voting equity securities to the extent prohibited by § 1123(a)(6) of the Bankruptcy Code as in effect on the date of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that the foregoing restriction (i) shall have such force and effect only for so long as § 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation, (ii) shall not have any further force or effect beyond that required under § 1123(a)(6) of the Bankruptcy Code, and (iii) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide.

4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

SIXTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SIXTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SIXTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article SIXTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and the provisions of this Amended and Restated Certificate of Incorporation and all rights and powers conferred in this Certificate of Incorporation upon stockholders or directors herein are subject to this reservation.

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on this this 15th day of January, 2018.

/s/ Vincent M. Thielen
Name: Vincent M. Thielen
Title: Treasurer and Sr. Vice President – Finance and Services

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